April 9, 2020

VIA EMAIL AT WENDY.HUFFORD@ASCENARETAIL.COM

Wendy Hufford
76 Midland Avenue
Rye, New York 10580

Dear Ms. Hufford:

This Separation Agreement and General Release (“Agreement”) will confirm the terms of your separation from employment with Ascena Retail Group, Inc. (the “Company”) on mutually agreeable terms as set forth below. For the purposes of this Agreement, the Company also includes any parent, affiliates, predecessors, successors, subsidiaries, and other related entities and each of their past and/or present officers, directors, employees, and agents. You and the Company (collectively, the “Parties”) agree that this Agreement represents the full and complete agreement concerning your separation from employment with the Company.
1.Last Day of Employment: Your last day of employment with the Company will be April 10, 2020 (your “Separation Date”).
2.Consideration: Provided that you sign and return this Agreement without revoking it as set forth in Paragraph 27 of this Agreement, the Company will, following your Separation Date:
(a)Pay you the equivalent of 52 weeks of pay (the “Severance Period”) at your final annual rate of salary of $400,000.00, less applicable withholding. This amount will be paid in installments on the Company’s regular payroll schedule, in effect at the time of payment, beginning with the first possible normal pay period after this Agreement becomes irrevocable in accordance with Paragraph 27 below.The Company may reduce its obligation under this section dollar-for-dollar for every dollar that you earn in base salary during the Severance Period from a new employer. You must notify the Company, in writing, at least ten (10) business days prior to accepting any such employment or other service (as an employee or an independent contractor) during the Severance Period, of the proposed base salary and other compensation. You may not defer base salary with your new employer or take any action to avoid the dollar-for-dollar reduction required by this section, and if you do take such
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action, the Company’s obligation under this section may be reduced accordingly by the Company in its discretion.

Although the Company does not guarantee any particular tax treatment, all taxable payments and benefits provided under this Agreement are intended to comply with the separation pay exception (as set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)) of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or to qualify as payments that are compliant with all requirements of Code Section 409A regarding payments of deferred compensation paid on a schedule following a separation from service, and are subject to all provisions of the Ascena Retail Group, Inc. Executive Severance Plan regarding compliance with Code Section 409A. Furthermore, the amount payable hereunder shall be subject to setoff, recoupment, defense or other right the Company may have against you, which shall be applied in a manner intended to comply with Code Section 409A;
(b)If you have coverage under the group health care plan sponsored by the Company, you will receive from the Company notice of your right to elect continued coverage under such plan in accordance with the provisions of COBRA. Provided you timely elect and enroll in COBRA, and timely pay the premiums at the applicable active employee rate for you and, if applicable, your spouse and eligible dependents (the “Applicable Rate”), the Company will pay the cost for continued coverage pursuant to COBRA less the Applicable Rate until the earliest of: (i) the expiration of the Severance Period (up to a total of 52 weeks); (ii) the first day that you become eligible for coverage under the health insurance plan of a subsequent employer; or (iii) the date you or your eligible dependents cease to be eligible under COBRA (“Company-subsidized COBRA”). You shall be obligated to provide prompt written notification to the Company of any available alternate health care coverage for which you are eligible and to pay 100% of the COBRA premium if you elect to continue your benefits through COBRA after becoming eligible under the health insurance plan of a subsequent employer. Notwithstanding the foregoing, if the Company, at any time, determines, in its sole discretion, that the Company-subsidized COBRA it is providing pursuant to this Paragraph is discriminatory in accordance with the rules established under Section 105(h) of the Internal Revenue Code, then the Company-subsidized COBRA shall cease and any remaining amounts designated for Company-subsidized CORBA shall be paid as additional severance in a lump sum;
(c)Pay for up to 12 months of Executive Level Outplacement Service selected by the Company. You understand and agree that the Company shall select the service and program applicable to you and that the Company does not warrant or guarantee the services provided by, or any results obtained or not obtained for you through, such program; and
(d)Pay you a lump sum, less applicable withholding, which is equivalent to the amount that you would have been eligible to receive under the applicable annual incentive bonus plan,
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as in effect and as that program may be modified, from time to time, had you been employed by the Company at the time that payments to active employees are made in or about October 2020, prorated as applicable based upon your Separation Date. The Parties agree that this payment will be made no earlier than the time that payments to active employees are made under the applicable annual incentive bonus plan; provided, however, that, notwithstanding the foregoing, this payment will, in all events, be paid no later than the end of the “applicable 2 ½ month period” under Treasury Regulation Section 1.409A-1(b)(4), issued pursuant to Section 409A of the Code.
3.Withholding on Payments: Taxes, applicable withholding and authorized or required deductions will be deducted from all payments to you.
4.Employee Benefits: Except as expressly provided herein and/or as otherwise required by law, your medical, dental, and vision benefits will terminate on the last day of the month of your Separation Date. All other employee benefits, including but not limited to life insurance, short-term disability and long-term disability insurance coverage, and 401(k) plan participation, will terminate on your Separation Date.
5.COBRA: Following your Separation Date, you may elect to continue any employer-sponsored group health plan coverage you may have at your own expense, except as otherwise provided in Paragraph 2(b) of this Agreement, pursuant to a federal law known as COBRA. You will receive, under separate cover, information regarding continuing your coverage pursuant to COBRA. Additionally, you may have other options available to you when you lose group health plan coverage. For example, you may be eligible to buy an individual plan through the Health Insurance Marketplace, where you may qualify for lower costs on your monthly premiums and lower out-of-pocket costs, provided that you enroll in Marketplace coverage within limited time periods following your Separation Date. Additionally, you may qualify for a 30-day special enrollment period for another group health plan for which you are eligible (such as a spouse’s plan), even if that plan generally doesn’t accept late enrollees. Additionally, if you or any of your dependents are eligible to enroll in Medicare, you are solely responsible for determining how any COBRA coverage you elect is affected by Medicare eligibility, and how, when and under what conditions you may enroll in Medicare without any penalty. You are responsible for your selection of health coverage following your Separation Date and the Company has no obligation or liability with respect to such coverage.
6.Stock Options: Any outstanding vested stock options will be exercisable solely to the extent provided under the terms of the Omnibus Incentive Plan and the terms of the specific grants made to you as set forth on the applicable stock option certificates. Any unvested stock options, other equity awards and cash and equity awards under the Omnibus Incentive Plan, as applicable, including, without limitation, under the Company’s Long Term Incentive Program, shall be forfeited and cancelled in their entirety on the Separation Date, except to the extent expressly provided in any applicable stock option certificate or award agreement.
7.Accrued Vacation: You will be paid for all accrued but unused vacation if required by the applicable policy under which the vacation was earned. You understand that you are entitled to this payment regardless of whether you sign this Agreement.
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8.No Interference with Rights: The Parties agree that nothing in this Agreement shall be construed to prohibit you from challenging illegal conduct and/or engaging in protected activity, including without limitation filing a charge or complaint with, and/or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the Securities and Exchange Commission (the “SEC”), the Occupational Safety and Health Act (“OSHA”), and/or any other federal, state, or local government agency. Further, the Parties agree that nothing in this Agreement shall be construed to interfere with the ability of any federal, state, or local government agency to investigate any such charge or complaint, or your ability to communicate voluntarily with, including providing documents or other information to, any such agency. However, by signing this Agreement, you understand that you are waiving your right to receive individual relief (including without limitation back pay, front pay, reinstatement, or other legal or equitable relief) based on claims asserted in any such charge or complaint, except where such a waiver is prohibited and except for any right you may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency. You understand that your release of claims as contained in this Agreement does not extend to any rights you may have under any laws governing the filing of claims for COBRA, unemployment, disability insurance, and/or workers’ compensation benefits. You further understand that nothing herein shall be construed to prohibit you from: (a) challenging the Company’s failure to comply with its promises to make payment and provide other consideration under this Agreement; (b) asserting your right to any vested benefits to which you are entitled pursuant to the terms of the applicable plans and/or applicable law; (c) challenging the knowing and voluntary nature of your release of claims under the Age Discrimination in Employment Act; (d) asserting any claim that controlling law clearly states cannot lawfully be waived by private agreement; and/or (e) asserting any claim that may arise after the date that you signed this Agreement.
Nothing in this Agreement shall be construed as a waiver of your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
Nothing in this Agreement shall be construed to prohibit you from reporting an event that you reasonably and in good faith believe is a violation of law to the relevant law-enforcement agency (including but not limited to the EEOC, Department of Justice, the SEC, Congress, the Department of Labor, and any Inspector General), from cooperating in an investigation conducted by such a government agency, or making other disclosures that are protected under the whistleblower provisions of any law or regulation. This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (the “DTSA”). You are hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the
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Economic Espionage Act) that: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
9.Reimbursement of Business Expenses: Within 2 weeks of your Separation Date, you agree to submit appropriate documentation of all authorized business expenses incurred in connection with your performance of duties for the Company, and the Company will reimburse you in accordance with Company policy. You should submit such documentation to the head of Human Resources for the Company.
10.References: You should direct all reference inquiries to the head of Human Resources for the Company.
11.Cooperation: Except as otherwise provided in Paragraph 8 of this Agreement, after your Separation Date, you agree to be available to cooperate (but only truthfully) with the Company and provide information as to matters with which you were personally involved, or have information on, during your employment with the Company and which are or become the subject of litigation or other dispute.
12.No Other Payments: You understand and agree that absent this Agreement, you would not otherwise be entitled to the consideration specified in this Agreement. Further, by signing this Agreement, you agree that you are not entitled to any payments and/or benefits that are not specifically listed in this Agreement, including but not limited to benefits under the Executive Severance Plan, the Cash Incentive Plan and/or any other bonus payment plans, the Omnibus Incentive Plan, and the Long Term Incentive Program. You will, however, be entitled to such benefits as are provided for under the tax qualified retirement plans and non-qualified plans for the Company in which you have a vested right, such as the 401(k) plan and Executive Retirement Plan for the Company. You further agree and acknowledge that upon the Company’s providing the payments and other benefits set forth in this Agreement, the Company has paid you in full any and all monies owed to you in connection with your employment with the Company and separation from employment, including but not limited to payment for all services performed on behalf of the Company, except as otherwise specifically stated in this Agreement.
13.General Release of All Claims:
Except as otherwise provided in this Agreement, you acquit, release, and forever discharge the Company of and from all actions and causes of action, suits, debts, claims, and demands which may legally be waived by private agreement, in law or in equity, which you ever had, or may now have, with respect to any aspect of your employment by, and/or separation of employment from, the Company, whether known or unknown to you at the time of execution of this
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Agreement, including, but not limited to, claims for breach of contract (express or implied), personal injury, defamation and wrongful discharge; claims based on any oral or written agreements or promises, contract, constitutional provision, common law, public policy, and tort; claims for retaliation, and/or discrimination or harassment in employment; and claims for compensatory, actual, special, consequential, reliance, punitive, exemplary and/or other damages for personal injuries, pain and suffering, emotional distress, health care expenses, back pay, front pay, separation pay, wages, benefits, attorney’s fees, costs, interest or other monies, from the beginning of time through the date that you signs this Agreement.
You agree that, except as otherwise provided in Paragraph 8 of this Agreement, your covenants and releases, as set forth in this Agreement, include a waiver of any and all rights or remedies which you ever had or may now have against the Company, from the beginning of time through the date that you sign this Agreement, under any present and/or future federal, state, local or foreign statute, law, regulation, constitution, and/or common law, including, but not limited to: the Conscientious Employee Protection Act; the New Jersey Law Against Discrimination; the New Jersey Civil Rights Act; the New Jersey Family Leave Act; the Millville Dallas Airmotive Plant Job Loss Notification Act; the New York State Human Rights Law; the general regulations of the New York State Division of Human Rights; the New York State Labor Law; the New York Wage Hour and Wage Payment Laws; the New York Minimum Wage Law, as amended; the New York City Administrative Code, Title 8, Chapter 1; the New York City Civil Rights Law; the New York City Administrative Code and Charter, as amended; the New York Paid Family Leave Act; the New York State Worker Adjustment and Retraining Notification Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Americans with Disabilities Act; the Equal Pay Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Genetic Information Non-Discrimination Act; the Occupational Safety and Health Act; the National Labor Relations Act; the federal Worker Adjustment and Retraining Notification Act; the Consolidated Omnibus Budget Reconciliation Act; and any similar federal, state or local statute or law applicable to your employment, all as amended. This Agreement is also intended to and shall release the Company from any and all wage and hour related claims arising out of or in any way connected with your employment with the Company, to the maximum extent permitted by federal and state law. You further acknowledge that as of the date you have signed this Agreement, you have reported any and all work-related illnesses or injuries to the Company.
14.No Claims Filed: Except as otherwise provided in Paragraph 8 of this Agreement, you represent that you have not filed any claim in a civil action or complaint in an administrative action against the Company, that no claims, complaints or other proceedings are pending in any court or other forum relating directly or indirectly to your employment with the Company and/or separation from employment, and that you have not raised a claim of sexual harassment or abuse with the Company.
15.Confidential Information:
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(a)For purposes of this Agreement, “Confidential Information” means any and all confidential or proprietary information and materials belonging to the Company. Confidential Information includes without limitation: any non-public information pertaining to products, designs, formulas, packaging or processes, and developments or improvements relating to them; licensing, sourcing, manufacturing, merchandising, packaging plans and techniques, advertising, marketing and promotional plans; sales plans; technical and business procedures or strategies; sales or other financial information; relationships between the Company and any of its customers, suppliers or employees; stores and real estate; and/or Company policies and procedures manuals. Except as otherwise provided in Paragraph 8 of this Agreement, following your employment with the Company, you shall hold in confidence and not directly or indirectly disclose or use or copy any Confidential Information.
(b)You acknowledge that all documents, in hard copy or electronic form, received, created or used by you in connection with employment with the Company are and will remain the property of the Company. Except as otherwise provided in Paragraph 8, you agree to return and/or cooperate in deleting all such documents (including all copies) promptly upon the termination of employment and agree that you will not, under any circumstances, without the prior written consent of the Company, disclose those documents to anyone outside the Company or use those documents for any purpose other than the advancement of the Company’s interests.
(c)By signing below, you represent that you have returned to the Company any and all Confidential Information and all other Company property, including but not limited to: laptops, printers, computers, cell phone, keys, equipment, identification cards, access card, credit cards, and company car, if applicable. In addition, the Company agrees at its expense to ship you your personal belongings from both the Times Square Tower office in New York, New York and the ascena headquarters in Mahwah, New Jersey within a reasonable period of time after the Company reopens these offices and the associates who will package your personal belongings return to work at these offices.
16.Non-Disclosure of This Agreement: Except as otherwise provided in Paragraph 8 of this Agreement, you agree that you shall keep the existence and terms of this Agreement completely confidential and that you have not revealed and will not reveal the existence of this Agreement, or any of its terms, to anyone, with the exception that you may disclose such information to: (a) your immediate family, attorneys and/or tax or financial advisors; (b) the EEOC, the NLRB, the SEC, the OSHA, and/or any federal, state or local governmental agency, in connection with a charge filed by you or an investigation or proceeding conducted by such agency; (c) a court of law in connection with an action challenging the validity of your release of claims or the Company’s failure to provide the consideration under this Agreement; or (d) anyone to whom you are required by court order to disclose such information, provided that before disclosing the information, you apply to the court, or provide the Company with an opportunity to apply to the court, for an appropriate protective order protecting the confidentiality of the information.
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17.Nonadmission of Wrongdoing: By entering into this Agreement, neither you nor the Company admits any wrongdoing or violation of law.
18.Non-Competition, Non-Solicitation, and Non-Disparagement: You hereby acknowledge, and if applicable under a Confidentiality, Non-Solicitation and Non-Competition Agreement, re-affirm, your obligation to comply with the following:
(a) For nine (9) months following the Separation Date (the “Non-Compete Period”), should you consider working for or with any arguably competing business, you agree to provide the Company with two (2) weeks’ advance written notice of your intention to do so and of anticipated job responsibilities in sufficient detail to allow the Company to meaningfully exercise its discretion under this paragraph. Following its receipt of such notice, the Company may, by written notice to you within 2 weeks after receipt of such notice, elect, in its sole, absolute and unreviewable discretion, to pay you an amount equal to your weekly base salary as of the Separation Date for so much of the Non-Compete Period as the Company chooses. In such event, you will be prohibited from any form of affiliation with such new arguably competing business for so much of the Non-Compete Period as the Company elects to continue paying you. If the Company decides to allow you to work for a competitor, any and all benefits under this Agreement will cease as of the date your new employment begins. Notwithstanding anything else in this paragraph, in no event shall the Company be obligated to pay any additional amount under this paragraph during the Non-Compete Period if you are also receiving severance payments.
(b) During your employment and for one (1) year following the termination for any reason of your employment with the Company (the “Non-Solicit Period”), you shall not, directly or indirectly, hire or attempt to hire, employ or solicit for employment, a director or officer, associate, employee, consultant, agent or independent contractor of the Company, or encourage any such Person to terminate, diminish or alter such relationship with the Company, or assist any other Person or entity in doing or attempting to do any of the foregoing. Further, during the Non-Solicit Period, you shall not, directly or indirectly, attempt to or assist, or attempt to or assist any other Person in attempting to (i) encourage any vendor, customer, client, or supplier of the Company or any other entity or Person in a business relationship with the Company to terminate, reduce, limit or otherwise alter such relationship with the Company (ii) encourage any prospective vendor, customer, client or supplier not to enter into a business or contractual relationship with the Company, or (iii) impair or attempt to impair any relationship between the Company and any vendor, customer, client or supplier or any other entity or Person in a business relationship with the Company.
(c) Except as otherwise provided in Paragraph 8 of this Agreement, you shall not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company or its respective officers, directors, employees, advisors, businesses or reputations. The Company will take reasonable efforts to ensure
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that the current ascena Operating Group and Board of Directors shall not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to you.
19.Intellectual Property: You hereby acknowledge, and if applicable under a Confidentiality, Non-Solicitation and Non-Competition Agreement, re-affirm, your obligation to comply with the following: You agree to fully and promptly disclose to the Company, without additional compensation, all ideas, original or creative works, inventions, discoveries, computer software or programs, trading strategies, statistical and economic models, improvements, designs, formulae, processes, production methods and technological innovations, whether or not patentable or copyrightable, which, during your employment with the Company, were made, conceived or created by you, alone or with others, during or after usual working hours, either on or off the job, and which are related to the business of the Company or which relate in any way to tasks assigned to you by the Company (“Intellectual Property”). You acknowledge that the Company owns all such Intellectual Property rights as works made for hire to the fullest extent of the law. For the avoidance of doubt, you hereby assign to the Company all such Intellectual Property rights in any and all media now known or hereafter developed, along with all existing causes of action, known or unknown. You agree, at any time during or after employment, to sign all papers and do such other acts and things, at the Company’s expense, as the Company deems necessary or desirable and may reasonably require of you to protect the Company’s rights to such Intellectual Property, including applying for, obtaining and enforcing patents or copyrights with respect to such Intellectual Property in any and all countries.
20.Reasonableness of Restrictions; Right to Injunction: Except as otherwise provided in Paragraph 8 of this Agreement, you expressly acknowledge and agree that the restrictions set forth in this Agreement are reasonable in all respects and no greater than necessary to protect the Company’s legitimate business interests.  You also agree that the Company shall be entitled, as a matter of right, to specific performance of the covenants in this Agreement, including preliminary and permanent injunctive relief, or other appropriate judicial remedy, in any court of competent jurisdiction.  Such remedies shall be in addition to all other remedies available to the Company. The Parties further agree that if the Company asserts that you have breached any of the terms of Paragraphs 15, 16, 18 and/or 19 of this Agreement, the Company may, at its option, not pay, discontinue paying, and/or recover, as the case may be, any payments set forth in Paragraph 2 of this Agreement, with the exception of Paragraph 2(c), as well as damages, attorneys’ fees, and other costs incurred by the Company in obtaining such relief. However, it is understood and agreed that the remaining provisions of this Agreement, including without limitation Paragraph 13, shall remain in full force and effect.
21.Entire Agreement; Modification and Waiver: This Agreement constitutes the entire agreement between the Company and you with respect to the subject matter covered, and supersedes any previous agreement or understandings between you in this regard, including but not limited to the Executive Severance Plan. This Agreement does not supersede any other agreement(s) unrelated to the subject matter of this Agreement. Both Parties agree that neither has the authority to modify or amend this Agreement unless the modification or amendment is in
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writing and signed by you and an authorized officer of the Company. The Company’s failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.
22.Judicial Modification: If any court of competent jurisdiction determines that any of the covenants, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not be affected and shall be given full effect, without regard to the invalid portion. If any court of competent jurisdiction determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.
23.Assignment and Third Party Beneficiaries: You shall not assign any interest in this Agreement or any part thereof without the express written consent of an authorized officer of the Company. The Company may assign this Agreement to, and shall bind, a successor to its business without the requirement of consent by you. Each Affiliate of the Company shall be a third party beneficiary of your obligations under the provisions of this Agreement and shall have the right to enforce this Agreement as if a party hereto.
24.Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. Any dispute arising out of, or relating to this Agreement shall be subject to the exclusive jurisdiction of the state or federal courts of New Jersey.
25.Acknowledgement: By signing this Agreement, you acknowledge that:
(a)  You have 21 calendar days within which to review and consider signing this Agreement and understand that any changes made to this Agreement, whether material or immaterial, do not restart the 21 calendar day period that you have in which to consider this Agreement;
(b)       If you sign this Agreement prior to the expiration of the 21 calendar day period, you do so voluntarily and thereby waive the remainder of the 21 calendar day period;
(c) By this Paragraph of the Agreement, you have been advised to, and have had the opportunity to, consult with an attorney of your choice prior to signing this Agreement;
(d)      You have read and fully understand the terms of this Agreement and have knowingly, voluntarily, deliberately, with all information needed to make an informed decision and of your own free will agreed to those terms for the purpose of fully and finally compromising and settling any and all claims, disputed or otherwise, of any kind or nature that you ever had or may now have against the Company arising out of your employment by, and/or separation of employment from, the Company, or otherwise, whether known or unknown to you at the time of execution of this Agreement, except as otherwise provided in Paragraph 8 of this Agreement;
(e)       You have not relied upon any representation, statement or omission made by any of the Company’s agents, attorneys or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those expressly stated in this Agreement;
(f) You are not waiving any claims that may arise after you execute this Agreement; and
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(g)       The Severance Benefits provided to you under Paragraph 2 of this Agreement exceed the amount to which you would have otherwise been entitled as a result of your separation from the Company’s employ and are in exchange for you signing this Agreement.

26.Return of Signed Agreement: You should sign and return this signed Agreement via email to Marisa Baldwin, Chief Human Resources Officer, Ascena Retail Group, Inc., no earlier than the Separation Date, and no later than 21 calendar days from the date you received this Agreement. If you sign or return this Agreement earlier than the Separation Date, or if you do not return the signed Agreement by the date that is 21 calendar days after the date you received this Agreement, this Agreement shall be deemed revoked, null, void and of no effect, and you shall have no entitlement to pay, benefits or any consideration as set forth in this Agreement.
27.Revocation Period and Effective Date: You understand and agree that you have 7 calendar days (15 calendar days if you work in Minnesota) following your execution of this Agreement to revoke it, and that if you elect to revoke it, this Agreement shall be null and void in its entirety. To effectively revoke this Agreement, you must send written notice of your decision via email to Marisa Baldwin, Chief Human Resources Officer, Ascena Retail Group, Inc., so that your revocation is received no later than the 8th calendar day (the 16th calendar day if you work in Minnesota) after you originally signed this Agreement. You understand that the money and benefits described in Paragraph 2 of this Agreement will not be paid until the expiration of this 7 calendar day period (the 15 calendar day period if you work in Minnesota).

Sincerely,

/s/ Marisa Baldwin
__________________________________
Marisa Baldwin
Chief Human Resources Officer

Read, Accepted, and Agreed:

/s/ Wendy Hufford     4/22/2020
__________________________   __________________________
Signature      Date

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